EXHIBIT 10.16

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT (this “Agreement”) is made and entered into this 1st day of October, 2003 by and among EAGLEPICHER TECHNOLOGIES, LLC, a Delaware limited liability company (“Assignor”), and MOBILE ENERGY PRODUCTS, INC., a Delaware corporation (“Assignee”). All capitalized terms which are used, but not defined, in this Assignment shall have the same meanings as in the Asset Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), by and between Assignor, as seller, and Assignee, as buyer.

WITNESSETH:

           WHEREAS, pursuant to and on the terms and conditions forth in the Purchase Agreement, all right, title and interest of the Assignor in the Assumed Contracts are to be assigned to the Assignee in exchange for the consideration specified in the Purchase Agreement and the assumption by the Assignee of obligations arising on or after the date hereof under the Assumed Contracts; and

           WHEREAS, the execution and delivery of this Assignment for the purpose of effecting such assignment of the Assumed Contracts and such assumption of the contracts listed on Attachment 1 hereto (the “Assumed Contracts”) has been authorized in all respects, as required by law and by the Agreement, by all necessary corporate action of the Assignor and the Assignee.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

          1.           Assignment of Contracts. Pursuant to the aforementioned authorization and the consideration stated in the Purchase Agreement, the Assignor by this instrument does convey, grant, bargain, sell, transfer, set over, assign, release, deliver and confirm unto the Assignee and its successors and assigns all of its right, title and interest in and to the Assumed Contracts. The Assignor hereby makes such warranties, representations, covenants and indemnities with respect to the Assumed Contracts as are set forth in the Purchase Agreement.

           2.           Contracts Not Presently Assignable. Notwithstanding the provisions of Section 1 above, the Assignor shall retain all rights to and under all Assumed Contracts that require the consent of any other party thereto for assignment until such time Assignor obtains the required consent. In such case, the Assignor shall act as the agent of the Assignee, so that Assignee may obtain the benefits of such Assumed Contracts. If and only to the extent that Assignor is able to provide such benefits to Assignee, Assignee shall indemnify and reimburse Assignor for all liability and obligation with respect to the unassignable Assumed Contracts. If, subsequent to the Closing, the Assignor obtains the required consents to assign any of the Assumed Contracts retained by the Assignor pursuant to this Section 2, the Assumed Contracts for which consents have been obtained shall, at that time, be deemed to be conveyed, granted, bargained, sold, transferred, setover, assigned, released, delivered and confirmed to the Assignee, pursuant to the terms of this Assignment, without need of further action by the Assignor or of further documentation.

           3.           Assumption of Contracts. Except with respect to Assumed Contracts not assignable as of the date hereof pursuant to Section 2 hereof, the Assignee hereby agrees that Assignee shall be liable for and hereby assumes and agrees to pay, perform and discharge all obligations arising under the Assumed Contracts from and after the date hereof. If, subsequent to the Closing, the Assignor obtains the required consents to assign any of the Assumed Contracts retained by the Assignor pursuant to Section 2 hereof, the Assignee shall be liable for and deemed to have assumed and agreed to pay, perform and discharge all obligations arising under such Assumed Contracts from and after the date of assignment, without need of further action by the Assignor or of further documentation.

           4.           Power to Collect for Own Account. From and after the date hereof, the Assignee shall have the right and authority to collect, for its own account, all sums accruing or coming due after the Effective Date with respect to the Assumed Contracts and to endorse with the name of the Assignor any checks or drafts received and evidencing such sums. The Assignor agrees that it will transfer or deliver to Assignee from time to time, any cash or other property that the Assignor may receive after the date hereof in respect of any of the Assumed Contracts, including any amounts payable as interest in respect thereof, and which shall have accrued or come due after the Effective Date. Assignee agrees to promptly transfer and deliver any sums due to Assignor for obligations on any assigned account accruing prior to Effective Date.

           5.           No Implied Rights in Third Parties. Nothing expressed or implied in this Assignment is intended to confer upon any Person, other than the parties hereto, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment.

           6.           Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

Counterparts. This Agreement may be executed in counterparts, which together shall constitute one original instrument.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, each of Assignor and Assignee has caused this Agreement to be executed and delivered by its duly authorized representative as of the day and year first above written.

Assignor

EAGLEPICHER TECHNOLOGIES, LLC

By: /s/ Louis E. Lupo
Name: Louis E. Lupo
Title: Vice President and General Manager

Assignee

MOBILE ENERGY PRODUCTS, INC.

By: /s/ Michael D. Eskra
Name: Michael Eskra
Title: President